Exhibit 99.1

INmune Bio, Inc. Announces 2022 Results and Provides Business Update

Company to Host Conference Call Today, March 2, at 4:30pm ET

BOCA RATON, Fla., March 02, 2023 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announces its financial results for the year ended December 31, 2022 and provides a business update.

Q4 2022 and 2022 Corporate Highlights:

DN-TNF Platform Highlights (XPro™ and INB03™):

•	Consolidating the Mild Cognitive Impairment (MCI) Phase 2 trial into the Mild Alzheimer’s Disease Phase 2 study which will become a single Phase 2 AD trial. The combined trials should improve our ability to demonstrate a clinical benefit in patients receiving XPro™, accelerate enrollment, and reduce costs. Including patients with MCI in the Phase 2 AD trial does not significantly increase the trial size and should shorten the time to last patient enrolled. Patients that complete the six-month Phase 2 AD study are eligible to enroll into a 12-month Open Label Extension trial (OLE). The OLE study is a 12-month study where long-term safety and efficacy of XPro™ treatment in patients with early AD are evaluated. Topline readout of Phase 2 AD trial is expected in 2H 2024.

•	Phase 2 AD Trial open in Canada following receipt of No Objection Letter from Health Canada in November.

•	Received research and development rebates from Australia and the United Kingdom in early 2023 that totaled approximately $6.4 million USD. The Company will reinvest the cash rebate in increasing recruitment and enrollment in Australia where we expect to continue to receive future rebates associated with research and development spend, in Canada to expand the Phase 2 AD program and in other foreign jurisdictions to allow the enrollment of early AD patients into the ongoing Phase 2 AD trial.

•	Announced pre-clinical data that support a pioneering approach to treating Duchenne Muscular Dystrophy (DMD) targeting soluble TNF (sTNF) using a Dominant-Negative TNF (DN-TNF) biologic significantly decreased muscle damage and inflammation and promote muscle growth in the mouse mdx model of DMD. The company formed a wholly owned subsidiary, DN02, Inc., which will hold all the intellectual property to facilitate partnering and business development activities for DMD without impacting the Company’s CNS programs. There are currently no approved drugs that promote muscle regeneration in DMD patients.

•	FDA review of Chemistry Manufacturing and Controls (CMC) associated with a clinical hold on XPro™ AD trial in the U.S. is ongoing. The Company continues to have dialog with the FDA to address the FDA’s clinical hold questions. We plan to open US Phase 2 trials sites for XPro™ in AD when the current hold is lifted. The Company continues to enroll patients in AUS and CAN and is working to open additional international regulatory venues. We will inform investors when each new country opens. We expect the US will open in plenty of time to include Phase 2 patients, however there are no negative consequences to the development program if all or most of the Phase 2 patients are enrolled outside of the US.

•	The polysarcosine (pSar) DN-TNF program converts XPro™ from a single drug into a DN-TNF drug platform. Polysarcosine is a novel half-life extender that effectively replaces the PEG half-life extender used in XPro™. The pSar program is an essential part of INmune Bio’s business development efforts. XPro™ has been designated for the CNS programs, including AD, TRD, ALS and other neurological diseases. The pSar program provides at least 3 new DN-TNF biologics that are eligible for composition-of-matter IP and have unique biologic characteristics that allow partnering DN-TNF opportunities beyond CNS, such as oncology, DMD and other diseases. Each drug is a novel DN-TNF compound that will require a unique development program. DMD and oncology are the first two pSar programs that are targeted for partnering.

•	MUC4 expressing cancers include breast cancer, HER2+ breast cancer, triple negative breast cancer, gastric and pancreatic cancer which are candidates for DN-TNF therapy. In pre-clinical models, INB03™ DN-TNF reduces MUC4 expression to decrease resistance to immunotherapy. A pSar DN-TNF compound with new composition-of-matter IP is in animal testing and if positive, this unique DN-TNF drug will be moved into a strategic partnering program in oncology. Data on combination of DN-TNF with trastuzumab-deruxtecan (Enhertu™) was presented at SABCS in November 2022. Additional data will be presented at AACR in April 2023.

INKmune™ Platform:

•	IND to be filed this month for the use of INKmune™ to treat patients with metastatic castration-resistant prostate cancer (mCRPC) in the US. Excluding skin cancer, prostate cancer is the most common cancer in men. “Despite advances in the treatment of men with metastatic castration-resistant prostate cancer, the lethal form of the disease, median survival remains short and novel treatment approaches are urgently needed,” said Matt Rettig MD, Professor of Medicine and Urology, Medical Director of the Prostate Cancer Program at the David Geffen School of Medicine at UCLA and member of the Jonsson Comprehensive Cancer who will be Principal Investigator (PI) of the INKmune™ trial. “Current treatment paradigms, including chemotherapy, second generation androgen receptor signaling inhibitors, and others have largely been maximized for therapeutic benefit. Although immunotherapy has shown activity and promise in other solid tumors, immunotherapeutic approaches for prostate cancer such as checkpoint inhibitors have been unsuccessful to date. Given the promise of immunotherapy, establishing the efficacy of an ‘off-the-shelf” immuno-therapeutic approach for mCRPC would be practice changing and could profoundly impact the care and quality of life for mCRPC patients. Harnessing the innate anti-tumor activity of NK cells represents a golden opportunity to advance immunotherapy to effectively and safely treat mCRPC. Now is the time to pursue such an approach.” The Phase I/II design will enroll patients at several medical centers in the US.

•	Additional sites have opened to support the ongoing phase I trial in high risk MDS/AML. A second site in the UK, The Royal Hallamshire Hospital at Sheffield University Medical School enrolled a patient this week with treatment scheduled for March 9th. A third site in Europe, Attikon University Hospital in Athens, Greece, will open shortly.

•	The first four patients treated with INKmune™ were presented at the American Society for Hematology in December. INKmune™ treatment was associated with the rapid and sustained generation of cancer killing memory-like NK cells in the blood of 3 of 4 patients treated. The INKmune™ primed NK cells developed the ability to kill NK-resistant tumor cells in-vitro which was absent before treatment. INKmune™ also initiated increases in important systemic cytokines TNF-a, IL-15, MIP1-a, MIP1-b and IL2Ra which are associated with increased NK cell function and survival.

•	The ASH 2023 presentation included bioinformatics data showing that INKmune™ primed NK cells, in contrast to IL-15 primed NK cells, upregulates 30 mitochondrial survival proteins and more than 40 nutrient receptors on the NK cell; increasing survival potential in the TME. These data, when combined with the therapeutic persistence data presented in the INKmume™ treated patients and data on the function of INKmune™ primed NK cells presented at the Innate Killer Symposia 2022 supports the use of INKmune™ therapy to treat patients with solid tumors.

•	The Company announced positive pre-clinical data in prostate cancer, renal cell carcinoma, ovarian cancer and nasopharyngeal cancer tumor cell lines resistant to natural killer killing. These pre-clinical studies are essential steps in bridging INKmune™ from the bench to the bedside and guide the INKmune™ solid tumor development program.

Upcoming Events and Milestones:

•	Top-line results for the Phase 2 XPro™ trial for treatment of neuroinflammation as a cause of Alzheimer’s Disease is expected in 2H 2024.

•	We will initiate a Phase 2 trial of XPro™ in patients with Treatment Resistant Depression that is partially funded by a $2.9 million NIH grant upon resolution of the FDA manufacturing review.

•	Additional open-label Phase 1 trial data of INKmune™ in high-risk MDS/AML in 2023.

•	Initiation of a Phase I/II program in a prostate cancer upon the acceptance of the IND by the FDA.

Financial Results for the Year Ended December 31, 2022:

Net loss attributable to common stockholders for the year ended December 31, 2022 was approximately $27.3 million, compared to approximately $ 30.3 million for the year ended December 31, 2021.

Research and development expense totaled approximately $17.1 million for the year ended December 31, 2022 to approximately $20.5 million during the year ended December 31, 2021.

General and administrative expense was approximately $9.3 million for the year ended December 31, 2022 compared to approximately $8.8 million during the year ended December 31, 2021.

Other expense was approximately $1.3 million for the year ended December 31, 2022 compared to approximately $1.2 million during the year ended December 31, 2021.

As of December 31, 2022, the Company had cash and cash equivalents of approximately $52.2 million.

As of March 2, 2023, the Company had approximately 17.9 million common shares outstanding.

Earnings Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call. Please ask for the INmune Bio Fourth Quarter Conference Call when reaching an operator.

Date: March 2, 2023
Time: 4:30 PM Eastern Time
Participant Dial-in: 1-877-407-0784
Participant Dial-in (international): 1-201-689-8560
Conference ID: 13735978

A live audio webcast of the call can be accessed using this link  or clicking here:
https://viavid.webcasts.com/starthere.jsp?ei=1595519&tp_key=9a74893972

A transcript will follow approximately 24 hours from the scheduled call. A replay will also be available through March 9 by dialing 1-844-512-2921 or 1-412-317-6671 (international) and entering PIN no. 13735978.

About Metastatic Castration-Resistant Prostate Cancer (mCPRC)

Prostate cancer is the second most commonly diagnosed cancer in men and the fifth leading cause of cancer death in men globally, with an incidence of 1.4 million and 375,000 deaths in 2020. In the United States, it is estimated that there were 268,490 new cases and 34,500 deaths in 2022. Development of prostate cancer is often driven by male sex hormones called androgens, including testosterone. In patients with mCRPC, the prostate cancer grows and spreads to other parts of the body, despite the use of androgen deprivation therapy (ADT) to block the action of male sex hormones. Approximately 10-20% of patients with prostate cancer are estimated to develop castration-resistant prostate cancer (CRPC) within five years, with at least 84% of these patients presenting with metastases at the time of CRPC diagnosis. Of patients with no metastases at CRPC diagnosis, 33% are likely to develop metastases within two years.

About XPro™

XPro™ is a next-generation inhibitor of tumor necrosis factor (TNF) that is currently in clinical trial and acts differently than currently available TNF inhibitors in that it neutralizes soluble TNF (sTNF), without affecting trans-membrane TNF (tmTNF) or TNF receptors. XPro™ could have potential substantial beneficial effects in patients with neurologic disease by decreasing neuroinflammation. For more information about the importance of targeting neuroinflammation in the brain to improve cognitive function and restore neuronal communication visit this section of the INmune Bio’s website.

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line which conjugates to resting NK cells and delivers multiple, essential priming signals to convert the cancer patient’s resting NK cells into tumor killing memory-like NK cells.  INKmune™ treatment’s effect on NK cells is akin to treatment with at least three cytokines in combination (IL-12, IL-15, IL-18) to form memory-like NK cells.  In patients, INKmune™ primed tumor killing NK cells persist for more than 100 days and function in the in the hypoxic TME because due to upregulated nutrient and mitochondrial survival proteins.  INKmune™ is a patient friendly therapy that can be easily transported, stored and delivered to the patient by a simple intravenous infusion without the need for patient conditioning or premedication. INKmune™ is tumor agnostic; it can be used to treat many types of NK-resistant tumors including leukemia, lymphoma, myeloma, lung, ovarian, breast, renal and nasopharyngeal cancer.  INKmune™ is treating patients in an open label Phase I trial in high-MDS/AML in the UK and Europe.  The company plans an open label Phase I/II trial in metastatic castration-resistant prostate cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:
David Moss, CFO (858) 964-3720
info@inmunebio.com

Investor Contact:
Jason Nelson
Core IR
(516) 842-9614 x-823

The following tables summarize our results of operations for the periods indicated:

INMUNE BIO, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$52,153	$74,810
Research and development tax credit receivable	8,099	4,913
Other tax receivable	362	591
Prepaid expenses and other current assets	4,027	2,278
Prepaid expenses – related party	34	14
TOTAL CURRENT ASSETS	64,675	82,606

Operating lease – right of use assets	507	726
Other assets	99	99
Acquired in-process research and development intangible assets	16,514	16,514

TOTAL ASSETS	$81,795	$99,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$5,206	$3,733
Accounts payable and accrued liabilities – related parties	9	80
Deferred liabilities	616	474
Current portion of long-term debt	5,000	-
Operating lease, current liabilities	87	72
TOTAL CURRENT LIABILITIES	10,918	4,359

Long-term debt, less debt discount	9,697	14,458
Long-term operating lease liabilities	526	704
Accrued liability – long-term	550	199
TOTAL LIABILITIES	21,691	19,720

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 17,945,995 and 17,843,303 shares issued and outstanding, respectively	18	18
Additional paid-in capital	151,799	143,921
Accumulated other comprehensive (loss) income	(699)	1
Accumulated deficit	(91,014)	(63,715)
TOTAL STOCKHOLDERS’ EQUITY	60,104	80,225

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$81,795	$99,945

INMUNE BIO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(Unaudited)

	2022	2021
REVENUE	$374	$181

OPERATING EXPENSES
General and administrative	9,258	8,791
Research and development	17,067	20,543
Total operating expenses	26,325	29,334

LOSS FROM OPERATIONS	(25,951)	(29,153)

OTHER EXPENSE, NET
Other expense, net	(1,348)	(1,187)
Total other expense, net	(1,348)	(1,187)

NET LOSS	$(27,299)	$(30,340)

Net loss per common share – basic and diluted	$(1.52)	$(1.88)

Weighted average number of common shares outstanding – basic and diluted	17,927,327	16,130,539

COMPREHENSIVE LOSS
Net loss	$(27,299)	$(30,340)
Other comprehensive loss – foreign currency translation	(700)	(10)
Total comprehensive loss	$(27,999)	$(30,350)

INMUNE BIO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(27,299)	$(30,340)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	7,149	4,796
Impairment of right of use asset	89	-
Accretion of debt discount	239	126
Changes in operating assets and liabilities:
Research and development tax credit receivable	(3,186)	(3,227)
Other tax receivable	229	(478)
Prepaid expenses and other current assets	(1,749)	(2,058)
Prepaid expenses – related party	(20)	(14)
Other assets	-	(99)
Accounts payable and accrued liabilities	1,473	2,215
Accounts payable and accrued liabilities – related parties	(71)	46
Deferred liabilities	142	284
Accrued liability – long-term	351	199
Operating lease liabilities	(33)	46
Net cash used in operating activities	(22,686)	(28,504)

CASH FROM INVESTING ACTIVITIES
Cash paid to Xencor to settle warrant for acquired research and development intangible assets	-	(15,000)
Net cash used in investing activities	-	(15,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the issuance of debt	-	14,951
Net proceeds from sale of common stock	699	80,253
Net proceeds from the exercise of stock options	-	1,135
Net proceeds from the exercise of warrants	30	18
Net cash provided by financing activities	729	96,357

Impact on cash from foreign currency translation	(700)	(10)

NET (DECREASE) INCREASE IN CASH	(22,657)	52,843
CASH AT BEGINNING OF YEAR	74,810	21,967
CASH AT END OF YEAR	$52,153	$74,810

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest expense	$1,372	$559

NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued to Xencor to settle warrant issued for acquired research and development intangible assets	$-	$3,300
Warrants issued to lenders as debt inducement	$-	$619